Exhibit 3.1

AMENDED AND RESTATED CHARTER
OF
MONROE CAPITAL CORPORATION

FIRST:          The name of the corporation (which is hereinafter called the “Corporation”) is:

Monroe Capital Corporation

SECOND:     The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the general laws of the State of Maryland as of now or hereafter in force.

THIRD:        The address of the principal office of the Corporation in the State of Maryland is c/o The Corporation Trust Incorporated, 2405 York Road, Suite 201, Timonium, Maryland 21093.

FOURTH:     The name and address of the resident agent of the Corporation in the State of Maryland are The Corporation Trust Incorporated, 2405 York Road, Suite 201, Timonium, Maryland 21093. The resident agent is a Maryland corporation.

FIFTH:          The total number of shares of stock which the Corporation has authority to issue is 100 shares of common stock, $0.001 par value per share. The aggregate par value of all authorized shares of stock having a par value is $0.10. The Board of Directors of the Corporation (the “Board of Directors”), with the approval of a majority of the entire Board of Directors and without any action by the stockholders of the Corporation, may amend the charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series that the Corporation has authority to issue.

SIXTH:         The Corporation shall have a Board of Directors of one director unless the number is increased or decreased in accordance with the Bylaws of the Corporation. However, the number of directors shall never be less than the minimum number required by the Maryland General Corporation Law. The director is Michael Balkin.

SEVENTH:  (a)          The Corporation reserves the right to make any amendment of the charter, now or hereafter authorized by law, including any amendment which alters the contract rights, as expressly set forth in the charter, of any shares of outstanding stock.

(b)          The Board of Directors may authorize the issuance from time to time of shares of its stock of any class, whether now or hereafter authorized, or securities convertible into shares of its stock of any class, whether now or hereafter authorized, for such consideration as the Board of Directors may deem advisable, subject to such restrictions or limitations, if any, as may be set forth in the Bylaws of the Corporation.

(c)          The Board of Directors may, by articles supplementary, classify or reclassify any unissued stock from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, or terms or conditions of redemption of the stock.

EIGHTH:      No holder of shares of stock of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature; provided, however, that the Board of Directors may, in authorizing the issuance of shares of stock of any class, confer any preemptive right that the Board of Directors may deem advisable in connection with such issuance.

NINTH:        To the maximum extent that Maryland law in effect from time to time permits limitation of the liability of directors and officers, subject to the Investment Company Act of 1940, as amended (the “Investment Company Act”) to the extent applicable, no present or former director or officer of the Corporation shall be liable to the Corporation or its stockholders for money damages. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

TENTH:       The Corporation shall have the power, to the maximum extent permitted by Maryland law in effect from time to time, to obligate itself to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to, (a) any individual who is a present or former director or officer of the Corporation or (b) any individual who, while a director or officer of the Corporation and at the request of the Corporation, serves or has served as a director, officer, partner or trustee of another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former director or officer of the Corporation. The Corporation shall have the power, with the approval of the Board of Directors, to provide such indemnification and advancement of expenses to a person who served a predecessor of the Corporation in any of the capacities described in (a) or (b) above and to any employee or agent of the Corporation or a predecessor of the Corporation. Any indemnification or advance of expenses made pursuant to this Article shall be subject to applicable requirements of the Investment Company Act. Neither the amendment nor repeal of this Article, nor the adoption or amendment of any other provision of the charter or Bylaws of the Corporation inconsistent with this Article, shall apply to or affect in any respect the applicability of this Article with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.